Exhibit 99.3

THE CLOROX COMPANY

ECONOMIC PROFIT

Dollars in millions	FY08	FY07	FY06
Earnings from continuing operations before income taxes	$693	$743	$653
Non-cash restructuring-related and asset impairment costs(1)	48	4	—
Interest expense(2)	168	113	127

Earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs, and interest expense	$909	$860	$780

Adjusted after tax profit(3)	$604	$574	$530
Average capital employed(4)	2,680	2,165	2,024
Capital charge(5)	241	195	182
Economic profit (Adjusted after tax profit less capital charge)	363	379	348

(1)	Current year non-cash restructuring-related and asset impairment costs are added back to earnings and adjusted capital employed to more closely reflect cash earnings and the total capital investment used to generate those earnings.

(2)	Interest expense is added back to earnings because it is included as a component of the capital charge.

(3)	Adjusted after tax profit represents earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs, and interest expense, after tax. The tax rate applied is the effective tax rate on continuing operations which was 33.6%, 33.2%, and 32.1% in fiscal years 2008, 2007, and 2006, respectively.

(4)	Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year non-cash restructuring and asset impairment costs. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY08	FY07	FY06	FY05
Total assets	$4,708	$3,581	$3,521	$3,546

Less:
Accounts payable	418	329	329	347
Accrued liabilities	440	507	474	614
Income taxes payable	48	17	19	26
Other liabilities	600	516	547	618
Deferred income taxes	97	5	34	11

Non-interest bearing liabilities	1,603	1,374	1,403	1,616

Total capital employed	3,105	2,207	2,118	$1,930

Non-cash restructuring and asset impairment costs	48	4	—

Adjusted capital employed	$3,153	$2,211	$2,118

Average capital employed	$2,680	$2,165	$2,024

(5)	Capital charge represents average capital employed multiplied by the weighted-average cost of capital. Weighted-average cost of capital is the blended average of the cost of the Company’s debt and equity capital. The weighted-average cost of capital used to calculate capital charge was 9% for fiscal years 2008, 2007, and 2006.